Prospectus Supplement No. 4 (to Prospectus dated April 26, 2023)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-265337

EVE HOLDING, INC.

319,264,425 SHARES OF COMMON STOCK

14,250,000 WARRANTS TO PURCHASE SHARES OF COMMON STOCK

66,845,072 SHARES OF COMMON STOCK UNDERLYING WARRANTS

This Prospectus Supplement, dated June 30, 2023 (the “Supplement”), supplements the prospectus, dated April 26, 2023, filed by Eve Holding Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (“SEC”) on April 26, 2023 pursuant to Rule 424(b) under the Securities Act of 1933, as amended, relating to the Registration Statement on Form S-1, as amended (File No. 333-265337) (the “Prospectus”), relating to the issuance by the Company of up to 66,845,072 shares of common stock, comprising (i) the shares of common stock that may be issued upon exercise of 11,500,000 outstanding public warrants (as defined in the Prospectus), (ii) the shares of common stock that may be issued upon exercise of 14,250,000 outstanding private placement warrants (as defined in the Prospectus), and (iii) up to 41,095,072 shares of common stock that may be or have been issued upon exercise of the new warrants (as defined in the Prospectus). The Prospectus also relates to the resale by certain of the Selling Securityholders (as defined in the Prospectus) of up to 319,264,425 shares of common stock, comprising (i) 220,000,000 shares of common stock issued in connection with the business combination with the urban air mobility business of Embraer S.A., a Brazilian corporation (sociedade anônima) (“Embraer”), originally issued at a price of $10.00 per share in exchange for Embraer’s interests in EVE UAM, LLC, (ii) 35,730,000 shares of common stock issued to certain qualified institutional buyers and accredited investors in private placements consummated in connection with the business combination, originally issued at a price of $10.00 per share, (iii) 5,750,000 shares of common stock that were converted in connection with the business combination on a one-to-one basis from Zanite Acquisition Corp. Class B common stock originally issued at a price of $0.004 per share, (iv) 260,000 shares of common stock underlying restricted stock units granted to certain directors and an officer of the Company, (v) 140,000 restricted shares of common stock granted to an officer of the Company, (vi) up to 14,250,000 shares of common stock that may be issued upon exercise of private placement warrants held by certain parties to the Amended and Restated Registration Rights Agreement (as defined in the Prospectus), originally issued at a price of $1.00 per warrant, (vii) up to 41,095,072 shares of common stock that may be or have been issued upon exercise of new warrants that have been issued or are issuable, subject to triggering events, to United Airlines Ventures, Ltd., a Cayman Islands company (“United”), and certain Strategic PIPE Investors (as defined in the Prospectus) originally issued in connection with entering into certain commercial arrangements without the payment of any purchase price and (viii) 2,039,353 shares of common stock issued to United in a private placement consummated on September 6, 2022 for a purchase price per share of $7.36 and an aggregate purchase price of $15,000,000. The Prospectus also relates to the resale by certain of the Selling Securityholders of 14,250,000 private placement warrants held by certain parties to the Amended and Restated Registration Rights Agreement, originally issued at a price of $1.00 per warrant.

This Supplement is being filed to update and supplement the information contained in the Prospectus with the information from our Form 8-K, filed with the SEC on June 23, 2023 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this Supplement.

This Supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this Supplement, you should rely on the information in this Supplement.

Our common stock and public warrants trade on the New York Stock Exchange under the symbols “EVEX” and “EVEXW,” respectively. On June 29, 2023, the last quoted sale price for our common stock as reported on NYSE was $10.44 per share and the last quoted sale price for our public warrants was $1.09 per warrant.

We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for this prospectus and for future filings.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 12 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

This Supplement is dated June 30, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

 FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 16, 2023

EVE HOLDING, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-39704	85-2549808
(Commission File Number)	(IRS Employer Identification No.)

1400 General Aviation Drive, Melbourne, Florida	32935
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (321) 751-5050

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol:	Name of each exchange on which registered:
Common Stock, par value $0.001 per share	EVEX	The New York Stock Exchange
Warrants, each whole warrant exercisable for one share of Common Stock	EVEXW	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On June 16, 2023, EVE UAM, LLC (“Eve Sub”), a wholly owned subsidiary of Eve Holding, Inc. (the “Company”), and Embraer S.A. (“Embraer,” and collectively, the “Buyer Group”) entered into supply agreements (each, a “Supply Agreement,” and collectively, the “Supply Agreements”) with each of BAE Systems Controls Inc., SOCIETE DUC (t/a DUC Hélices Propellers) and Nidec Aerospace LLC (each, a “Supplier,” and collectively, the “Suppliers”).

Under the Supply Agreements, each of the Suppliers has agreed to design, develop, industrialize, manufacture, test, provide support for certification at Agência Nacional de Aviação Civil (“ANAC”), European Aviation Safety Agency (“EASA”), United States Federal Aviation Administration (“FAA”), Transport Canada (“TCCA”) or such other airworthiness authority and supply the Products (as defined in the Supply Agreements) for use or installation on the advanced aircraft with electric vertical takeoff and landing vehicle capabilities, known as EVE-100 eVTOL, that is or will be designed and manufactured by the Company. Unless earlier terminated in accordance with the provisions thereof, the Supply Agreements will be valid and effective from the applicable effective date throughout the life of the Program (as defined in the Supply Agreements).

The summary of the terms is qualified in its entirety by reference to the Supply Agreements, which are attached hereto as Exhibits 10.1, 10.2 and 10.3 and incorporated by reference herein.

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K includes forward-looking statements that involve risks and uncertainties relating to future events and the future performance of the Company, and actual events or results may differ materially from these forward-looking statements. Words such as “anticipate,” “expect,” “intend,” “plan,” “believe,” “seek,” “estimate,” variations of such words, and similar expressions are intended to identify such forward-looking statements, although not all forward-looking statements contain these identifying words. These statements concern, and these risks and uncertainties include, among others, the ability of the Suppliers or other third parties (as applicable) to perform and render designing, developing, industrializing, manufacturing, testing, and other products and services under the terms of the Supply Agreements and the impact of the foregoing on the Company’s ability to develop and have certified by applicable authorities advanced aircraft with electric vertical takeoff and landing vehicle capabilities; the amount of payments (if any) the Company may provide pursuant to the Supply Agreements; and whether the Supply Agreement is terminated prior to completion. A more complete description of these and other material risks can be found in the Company’s filings with the U.S. Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2022 and its Form 10-Q for the quarterly period ended March 31, 2023. Any forward-looking statements are made based on management’s current beliefs and judgment, and the reader is cautioned not to rely on any forward-looking statements made by the Company. The Company does not undertake any obligation to update (publicly or otherwise) any forward-looking statement, whether as a result of new information, future events, or otherwise.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1*	Supply Agreement, effective as of June 16, 2023, by and between EVE UAM, LLC., Embraer S.A., and BAE Systems Controls Inc.
10.2*	Supply Agreement, effective as of May 22, 2023, by and between EVE UAM, LLC., Embraer S.A., and SOCIETE DUC (t/a DUC Hélices Propellers).
10.3*	Supply Agreement, effective as of June 16, 2023, by and between EVE UAM, LLC., Embraer S.A., and Nidec Aerospace LLC.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.
* Portions of this exhibit have been omitted pursuant to Item 601(b)(2)(ii) or 601(b)(10)(iv) of Regulation S-K, as applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVE HOLDING, INC.

Date: June 23, 2023	By:	/s/ Gerard J. DeMuro
		Name:	Gerard J. DeMuro
		Title:	Co-Chief Executive Officer